Exhibit 99.1

TALOS ENERGY RECEIVES OFFICIAL INSTRUCTION TO UNITIZE THE ZAMA FIELD WITHIN 120 WORKING DAYS

Houston, Texas, July 9, 2020 – Talos Energy Inc. (“Talos,” or the “Company”) (NYSE: TALO) today announced that on July 7, 2020, the Company received a notice from Mexico’s Ministry of Energy (“SENER”) instructing the partners of Block 7 and Petróleos Mexicanos (“Pemex”) to unitize the Zama field. Talos is the operator of Block 7 in a partnership with Wintershall Dea and Premier Oil. The Zama field extends from Block 7 into the neighboring block to the east, which is operated by Pemex; therefore, to maximize the value of the reserves the constitution of a formal unit is required prior to the Final Investment Decision (“FID”) and field development.

Under Mexican regulation, the four parties now have up to 120 business days to deliver a Unitization and Unit Operating Agreement (“UUOA”) to SENER for approval. The UUOA will be the governing document of the unitized consortium over the life of the Zama field, addressing such topics as initial participating interests, roles of the parties, and reimbursement of exploration and appraisal costs spent to date, as well as a redetermination mechanism for adjusting the initial participating interests as additional technical data is collected. These elements, according to Mexican regulation, should be based on standard industry practices for unitization agreements from around the world.

The Zama development envisages two fixed production facilities with a total capacity for 150 thousand barrels of oil per day plus associated gas. Once installed, these platforms will be the deepest facilities ever installed in Mexico at approximately 550 feet (170 meters) of water.

Talos President and Chief Executive Officer Timothy S. Duncan commented, “We are encouraged by the progress that SENER, CNH, and Hacienda have made on the Zama unitization process despite these difficult times, they have worked with transparency and in the interest of accelerating value creation through the Zama discovery. We have continued to invest in the front-end engineering and design work despite the recent pullback in commodity prices, so we can remain on pace to submit timely development plans. We are highly confident that the Zama field can make a material contribution towards the goal of increasing Mexico’s oil production under the current Administration. We look forward to working closely with Pemex to quickly finalize a fair and mutually beneficial agreement for all parties involved.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002